CERTIFICATE OF AMENDMENT TO

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
EYETEL IMAGING, INC.

EYETEL IMAGING, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as of October 24, 2007:

FIRST: The name of the Company is EYETEL IMAGING, INC.

SECOND: The date of filing the original Certificate of Incorporation of this Company with the Secretary of State of the State of Delaware was January 12, 1996 (the “Original Certificate”). The Original Certificate was amended and restated by the Fourth Amended and Restated Certificate of Incorporation filed on October 9, 2007 (the “Restated Certificate”). This Certificate of Amendment amends the Restated Certificate.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Restated Certificate as follows:

Section 4.2.1 of Article FOURTH is hereby amended and restated to read in its entirety as follows:

4.2.1. Underwritten Public Offerings. All outstanding shares of Series B Preferred Stock shall be automatically converted into the number of shares of Common Stock into which the Series B Preferred Stock is convertible pursuant to Section 4.1, immediately upon the closing of an underwritten public offering (a “Qualified Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation.

FOURTH: Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, EYETEL IMAGING, INC. has caused this Certificate of Amendment to be executed by its President and Chief Executive Officer as of the date first written above.

EYETEL IMAGING, INC.

By:/s/ John Garbarino
  John Garbarino
  President and Chief Executive Officer